Exhibit 99.1

Celanese Corporation
Investor Relations
1601 West LBJ Freeway
Corporate News Release	Dallas, Texas 75234
Celanese Corporation Reports First Quarter 2011 Results;
Raises Outlook for Remainder of Year
First quarter highlights:
▪	Net sales were $1,589 million, up 14% from prior year period
▪	Operating profit was $188 million versus ($14) million in prior year period
▪	Net earnings were $142 million versus $14 million in prior year period
▪	Operating EBITDA was $304 million, up 26% from prior year period
▪	Diluted EPS from continuing operations was $0.87 versus $0.06 in prior year period
▪	Adjusted EPS was $0.96, up 50% from prior year period

	Three Months Ended
	March 31,
(in $ millions, except per share data) - Unaudited	2011	2010

		As Adjusted[3]
Net sales	1,589	1,388
Operating profit (loss)	188	(14)
Net earnings (loss) attributable to Celanese Corporation	142	14
Operating EBITDA [1]	304	242
Diluted EPS - continuing operations	$0.87	$0.06
Diluted EPS - total	$0.90	$0.07
Adjusted EPS [2]	$0.96	$0.64

1 Non-U.S. GAAP measure. See reconciliation in Table 1.
2 Non-U.S. GAAP measure. See reconciliation in Table 6.
3 The company’s Ibn Sina investment is now included in the Advanced Engineered Materials segment using the equity method of accounting. These results were previously reported in the Acetyl Intermediates segment using the cost method of accounting. Amounts have been retrospectively adjusted to reflect these changes.
Dallas, April 26, 2011: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported first quarter 2011 net sales of $1,589 million, a 14 percent increase from the prior year period, driven by higher pricing across all operating segments as well as improved volumes. Higher pricing was primarily attributed to the successful recovery of increased raw material input costs while volume improvement was driven by improved global demand. Pricing and volume improvements were also driven by innovation efforts within the company’s Advanced Engineered Materials and Industrial Specialties segments. Operating profit increased to $188 million from a loss of $14 million in the same period last year. Other charges and other adjustments in the current period totaled $4 million, including a $20 million gain related to the resolution of commercial disputes. First quarter 2010 results included $135 million of other charges and other adjustments, primarily associated with the previously announced closure of the company’s acetate manufacturing facility in Spondon, Derby, United Kingdom. Net earnings were $142 million compared with $14 million in the same period last year. Diluted earnings per share from continuing operations were $0.87 compared with $0.06 in the prior year period.
Adjusted earnings per share in the first quarter of 2011 rose 50 percent to $0.96 from $0.64 in the prior year period. The tax rate and diluted share count for adjusted earnings per share in the current period were 17 percent and 158.7 million, respectively. Operating EBITDA was $304 million, up 26 percent from the first quarter of 2010. Adjusted earnings per share and operating EBITDA excluded the other charges and other adjustments in both periods.
“Celanese once again delivered on the sustainable earnings growth objectives across the portfolio of global businesses. Strong demand, combined with excellent execution of our strategies, more than offset rising material costs, resulting in solid first quarter performance,” said David Weidman, chairman and chief executive officer. “Our leading technology positions and customer-focused innovation efforts are driving growth and profitability, while our relentless pursuit of productivity increases our ongoing operating leverage.”
Recent Highlights
•	Announced the expansion of its ethylene vinyl acetate (EVA) capacity at its Edmonton manufacturing facility due to strong growth in strategic, high-value segments. Global EVA production increases are fueled by growth in the photovoltaic cell industry in China, strong demand for EVA in other parts of Asia, and demand for EVA in innovative applications such as controlled-release excipients and medical packaging. The company is expected to increase capacity by up to 15 percent for premium EVA grades in the second half of 2011.
•	Announced that its board of directors has approved a 20 percent increase in the company’s quarterly common stock cash dividend. The dividend rate increased from $0.05 to $0.06 per share of common stock on a quarterly basis and from $0.20 to $0.24 per share on an annual basis. The board of directors also approved an increase in the company’s existing share repurchase authorization to a total of $200 million of its common stock. As of March 31, 2011, the company had $71 million remaining under its previously announced plan that authorized up to $500 million.
First Quarter Segment Overview
Advanced Engineered Materials
Advanced Engineered Materials experienced continued strong global demand across its product lines. Net sales for the first quarter of 2011 were $328 million compared with $282 million in the prior year period, driven by higher value-in-use pricing and increased volumes across its product lines. While all engineered polymers experienced strong demand, volumes for polyacetal products (POM) were temporarily constrained as the company continued to build inventory for its planned European capacity expansion. Results in the quarter also benefited from the company’s actions to enhance its product portfolio through recent acquisitions. Reported operating profit decreased from $48 million in the prior year period to $38 million in the current period. The favorable impact of higher pricing and volumes more than offset increased raw material costs, as well as investments for future growth. First quarter 2011 results included other charges and other adjustments of $12 million of expense primarily associated with the European production capacity expansion. Operating EBITDA, which excluded other charges and other adjustments in both periods, was

$104 million in the first quarter of 2011, compared with $107 in the prior year period. Total equity earnings from the company’s affiliates were $10 million lower than the same period last year as volume growth in the company’s Asian affiliates was offset by higher raw material costs and the timing of certain expenses. The Japanese operations of the company’s Polyplastics venture were not materially impacted in the quarter by the recent natural disasters.
Consumer Specialties
Consumer Specialties delivered strong performance on higher volumes, particularly for cellulose acetate products. Net sales for the first quarter of 2011 increased to $266 million from $238 million in the prior year period due to higher volumes as well as increased pricing. The volume increase was due to modestly improved global demand in the current period as well as additional availability of supply compared with the prior year period. In the first quarter of 2010, net sales were temporarily impacted by an electrical disruption and subsequent production outage at the company’s acetate manufacturing facility in Narrows, Virginia. Operating profit rose to $54 million from a loss of $30 million in the same period last year as the increased volumes and pricing more than offset increased raw material and energy costs. First quarter 2010 results included $80 million of other charges and other adjustments, primarily associated with the company’s announced closure of its acetate manufacturing facility in Spondon, Derby, United Kingdom. Operating EBITDA, which excluded other charges and other adjustments, was $68 million compared with $61 million in the prior year period.
Industrial Specialties
Industrial Specialties delivered strong results as it continued to realize growth in both traditional and nontraditional sectors through increased global demand and its innovation efforts. Net sales for the first quarter of 2011 increased to $290 million from $242 million in the same period last year, driven by increased pricing and higher volumes. Higher pricing was attributed to recent pricing actions, current strong demand and improved product mix on increased sales to higher value-added applications, including photovoltaic applications. The increased volumes were driven by the benefits of product innovation and continued growth in Celanese’s vinyl emulsion applications, as well as higher demand for EVA performance polymers. Operating profit in the first quarter of 2011 was $25 million compared with $12 million in the same period last year, as the higher volumes, enhanced product mix and increased pricing more than offset higher raw material costs. Operating EBITDA was $35 million compared with $22 million in the prior year period.
Acetyl Intermediates
Acetyl Intermediates delivered improved results on continued strong global demand for acetic acid and downstream derivative products. Net sales for the first quarter of 2011 rose to $813 million from $724 million in the prior year period. The increase in net sales was primarily due to favorable pricing across all regions and all acetyl product lines. Higher industry utilization due to planned and unplanned production outages of multiple acetyl producers, as well as rising raw material costs, drove the increased pricing. Operating profit in the current period increased to $112 million from $0 in the prior year period as the favorable pricing and the benefit from its manufacturing realignment activities, including the closure of the company’s operations in Pardies, France, more than offset higher raw material and energy costs. The first quarter 2011 results included a $19 million gain related to vendor settlements and first quarter 2010 results included $52 million of other charges and other adjustments primarily related to a contract termination of a bankrupt supplier and write-off of other productive assets. Operating EBITDA, which excluded other charges and other adjustments, increased to $122 million in the first quarter of 2011 from $78 million in the same period last year.
Taxes
The tax rate for adjusted earnings per share was 17 percent in the first quarter of 2011 compared with 20 percent in the first quarter of 2010. The effective tax rate for continuing operations for the first quarter of 2011 was 23 percent versus (286) percent in the first quarter of 2010. The lower effective tax rate in the first quarter of 2010 was primarily due to the effect of tax legislation in Mexico, partially offset by foreign losses not resulting in tax benefits and the effect of healthcare reform in the U.S. Net cash taxes refunded were $6 million in the first quarter of 2011 compared with net cash taxes paid of $11 million in the first quarter of 2010.
Equity and Cost Investments
Earnings from equity investments and dividends from cost investments, which are reflected in the company’s earnings and operating EBITDA, were $43 million in the first quarter of 2011, $6 million lower than the prior year period. Equity and cost investment dividends, which are included in cash flows, were $73 million, $16 million higher than the same period last year.
In the first quarter of 2011, earnings in equity investments for Ticona’s strategic affiliates in Asia were $13 million, $8 million lower than the same period last year, while proportional affiliate EBITDA in excess of equity net earnings was $17 million, $2 million lower than the prior year period.
Ticona’s Middle Eastern affiliates, which include the company’s Ibn Sina affiliate, reported equity in net earnings of $21 million in the first quarter of 2011, a $2 million decrease from the same period last year. The company’s proportional affiliate EBITDA in excess of equity net earnings for the Middle Eastern affiliates was $8 million, up $1 million from the prior year period.
The company’s total proportional affiliate EBITDA for the first quarter of 2011 was $78 million, a $7 million decrease from the prior year period and $35 million more than reported in the company’s operating EBITDA. As of March 31, 2011, the company’s total proportional net debt of affiliates was $122 million.
Cash Flow
Cash and cash equivalents at the end of the first quarter of 2011 were $722 million, a $417 million decrease from the same period last year, reflecting, among other items, $200 million in net debt repayment on its senior credit facility during the third quarter of 2010 and continued investment in organic growth opportunities throughout the company. The company generated $132 million of cash from operating activities compared with $55 million in the same period last year on strong performance and favorable exchange rate effects. Net cash used in investing activities was $151 million compared with $132 million in the prior year period. The 2011 results included $54 million of capital expenditures related to the relocation of Ticona’s business in Kelsterbach, Germany. Net debt at the end of the first quarter of 2011 was $2,500 million, a $22 million increase from the end of 2010.
Outlook
Based on the strong first quarter results, and an expectation for sustained global economic growth, the company increased its outlook for full year 2011 results. The company now expects 2011 operating EBITDA to be at least $200 million higher than 2010’s results of $1,122 million and adjusted earnings per share to be at least $0.85 higher than 2010’s results of $3.37, based on a tax rate and diluted share count of 17 percent and 158.7 million shares, respectively.
“Advantaged technologies, leading global portfolio positions and innovative customer-focused solutions combined to deliver significantly improved earnings in the first quarter and are expected to drive sustained earnings growth for Celanese throughout 2011,” said Weidman. “Additionally, our integrated business model continues to demonstrate the earnings growth resiliency it has successfully shown in the past, even in an environment of escalating raw material and energy costs.”

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Mark Oberle	Jacqueline Terry	Jens Kurth
Phone: +1 972 443 4464	Phone: +1 972 443 4417	Phone: +49(0)69 45009 1574
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519	Telefax: +49(0) 45009 58800
Mark.Oberle@celanese.com	Jacqueline.Terry@celanese.com	J.Kurth@celanese.com
Celanese Corporation is a global technology leader in the production of specialty materials and chemical products which are used in most major industries and consumer applications. Our products, essential to everyday living, are manufactured in North America, Europe and Asia. Known for operational excellence, sustainability and premier safety performance, Celanese delivers value to customers around the globe with best-in-class technologies. Based in Dallas, Texas, the company employs approximately 7,250 employees worldwide and had 2010 net sales of $5.9 billion, with approximately 72% generated outside of North America. For more information about Celanese Corporation and its global product offerings, visit www.celanese.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “can,” “could,” “might,” “will” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct.
There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of business cycles, particularly in the automotive, electrical, electronics and construction industries; changes in the price and availability of raw materials; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedule acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products; compliance and other costs and potential disruption of production due to accidents or other unforeseen events or delays in construction or operation of facilities; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; and various other factors discussed from time to time in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
This release reflects the following performance measures: operating EBITDA, business operating EBITDA, affiliate EBITDA and proportional affiliate EBITDA, adjusted earnings per share, and net debt as non-U.S. GAAP measures. These measurements are not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA and business operating EBITDA is net income; for proportional affiliate EBITDA is equity in net earnings of affiliates; for affiliate EBITDA is operating profit; for adjusted earnings per share is earnings per common share-diluted; and for net debt is total debt.
Use of Non-U.S. GAAP Financial Information
▪	Operating EBITDA is defined by the company as net earnings less interest income plus loss (earnings) from discontinued operations, interest expense, taxes, and depreciation and amortization, and further adjusted for Other Charges and Adjustments as described in Table 7. We present operating EBITDA because we consider it an important supplemental measure of our operations and financial performance. We believe that operating EBITDA is more reflective of our operations as it provides transparency to investors and enhances period-to-period comparability of our operations and financial performance. Operating EBITDA is one of the measures management uses for its planning and budgeting process to monitor and evaluate financial and operating results and for the company’s incentive compensation plan. Operating EBITDA should not be considered as an alternative to net income determined in accordance with U.S. GAAP. We may provide guidance on operating EBITDA and are unable to reconcile forecasted operating EBITDA to a U.S. GAAP financial measure because a forecast of Other Charges and Adjustments is not practical.

▪	Business operating EBITDA is defined by the company as net earnings less interest income plus loss (earnings) from discontinued operations, interest expense, taxes and depreciation and amortization, and further adjusted for Other Charges and Adjustments as described in Table 7, less equity in net earnings of affiliates, dividend income from cost investments and other (income) expense. This supplemental performance measure reflects the operating results of the company’s operations without regard to the financial impact of its equity and cost investments.

▪	Affiliate EBITDA is defined by the company as operating profit plus the depreciation and amortization of its equity affiliates. Proportional affiliate EBITDA is defined by the company as the proportional operating profit plus the proportional depreciation and amortization of its equity investments. The company has determined that it does not have sufficient ownership for operating control of these investments to consider their results on a consolidated basis. The company believes that investors should consider proportional affiliate EBITDA as an additional measure of operating results.

▪	Adjusted earnings per share is a measure used by management to measure performance. It is defined by the company as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for Other Charges and Adjustments as described in Table 7, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We may provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a U.S. GAAP financial measure without unreasonable effort because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. Note: The tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year, excluding changes in uncertain tax positions, discrete items and other material items adjusted out of our U.S. GAAP earnings for adjusted earnings per share purposes, and changes in management’s assessments regarding the ability to realize deferred tax assets. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ significantly from the tax rate used for U.S. GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual U.S. GAAP tax rate in any future period.

▪	Net debt is defined by the company as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s capital structure. Our management and credit analysts use net debt to evaluate the company’s capital structure and assess credit quality. Proportional net debt is defined as our proportionate share of our affiliates’ net debt.
Results Unaudited
The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	March 31,
(in $ millions, except per share data)	2011	2010

		As Adjusted[1]
Net sales	1,589	1,388
Cost of sales	(1,238)	(1,170)

Gross profit	351	218

Selling, general and administrative expenses	(128)	(124)
Amortization of Intangible assets	(16)	(15)
Research and development expenses	(23)	(18)
Other (charges) gains, net	3	(77)
Foreign exchange gain (loss), net	1	2

Operating profit (loss)	188	(14)

Equity in net earnings (loss) of affiliates	43	49
Interest expense	(55)	(49)
Interest income	1	1
Other income (expense), net	3	6

Earnings (loss) from continuing operations before tax	180	(7)

Income tax (provision) benefit	(42)	20

Earnings (loss) from continuing operations	138	13

Earnings (loss) from operation of discontinued operations	6	-
Gain on disposal of discontinued operations	-	2
Income tax (provision) benefit, discontinued operations	(2)	(1)

Earnings (loss) from discontinued operations	4	1

Net earnings (loss)	142	14
Less: Net earnings (loss) attributable to noncontrolling interests	-	-

Net earnings (loss) attributable to Celanese Corporation	142	14

Cumulative preferred stock dividend	-	(3)

Net earnings (loss) available to common shareholders	142	11

Amounts attributable to Celanese Corporation
Earnings (loss) per common share - basic
Continuing operations	$0.88	$0.06
Discontinued operations	0.03	0.01

Net earnings (loss) - basic	$0.91	$0.07

Earnings (loss) per common share - diluted
Continuing operations	$0.87	$0.06
Discontinued operations	0.03	0.01

Net earnings (loss) - diluted	$0.90	$0.07

Weighted average shares (millions)
Basic	156.0	150.3
Diluted	158.7	152.6

1  The company’s Ibn Sina investment is now included in the Advanced Engineered Materials segment using the equity method of accounting. These results were previously reported in the Acetyl Intermediates segment using the cost method of accounting. Amounts have been retrospectively adjusted to reflect these changes.

Consolidated Balance Sheets - Unaudited

	As of	As of
	March 31,	December 31,
(in $ millions)	2011	2010

ASSETS
Current assets
Cash & cash equivalents	722	740
Trade receivables - third party and affiliates, net	950	827
Non-trade receivables	269	253
Inventories	688	610
Deferred income taxes	94	92
Marketable securities, at fair value	74	78
Assets held for sale	9	9
Other assets	45	59

Total current assets	2,851	2,668

Investments in affiliates	822	838
Property, plant and equipment, net	3,153	3,017
Deferred income taxes	438	443
Other assets	302	289
Goodwill	804	774
Intangible assets, net	252	252

Total assets	8,622	8,281

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	219	228
Trade payables - third party and affiliates	740	673
Other liabilities	554	596
Deferred income taxes	29	28
Income taxes payable	68	17

Total current liabilities	1,610	1,542

Long-term debt	3,003	2,990
Deferred income taxes	122	116
Uncertain tax positions	285	273
Benefit obligations	1,352	1,359
Other liabilities	1,114	1,075
Commitments and contingencies
Shareholders’ equity
Preferred stock	-	-
Common stock	-	-
Treasury stock, at cost	(832)	(829)
Additional paid-in capital	583	574
Retained earnings	1,985	1,851
Accumulated other comprehensive income (loss), net	(600)	(670)

Total Celanese Corporation shareholders’ equity	1,136	926
Noncontrolling interests	-	-

Total shareholders’ equity	1,136	926

Total liabilities and shareholders’ equity	8,622	8,281

Table 1
Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA -
a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended
	March 31,
(in $ millions)	2011	2010

		As Adjusted[4]
Net Sales
Advanced Engineered Materials	328	282
Consumer Specialties	266	238
Industrial Specialties	290	242
Acetyl Intermediates	813	724
Other Activities [1]	1	-
Intersegment eliminations	(109)	(98)

Total	1,589	1,388

Operating Profit (Loss)
Advanced Engineered Materials	38	48
Consumer Specialties	54	(30)
Industrial Specialties	25	12
Acetyl Intermediates	112	-
Other Activities [1]	(41)	(44)

Total	188	(14)

Other Charges and Other Adjustments [2]
Advanced Engineered Materials	12	(2)
Consumer Specialties	5	80
Industrial Specialties	-	-
Acetyl Intermediates	(17)	52
Other Activities [1]	4	5

Total	4	135

Depreciation and Amortization Expense [3]
Advanced Engineered Materials	19	17
Consumer Specialties	8	11
Industrial Specialties	10	10
Acetyl Intermediates	25	25
Other Activities [1]	4	3

Total	66	66

Business Operating EBITDA
Advanced Engineered Materials	69	63
Consumer Specialties	67	61
Industrial Specialties	35	22
Acetyl Intermediates	120	77
Other Activities [1]	(33)	(36)

Total	258	187

Equity Earnings, Cost - Dividend Income and Other Income (Expense)
Advanced Engineered Materials	35	44
Consumer Specialties	1	-
Industrial Specialties	-	-
Acetyl Intermediates	2	1
Other Activities [1]	8	10

Total	46	55

Operating EBITDA
Advanced Engineered Materials	104	107
Consumer Specialties	68	61
Industrial Specialties	35	22
Acetyl Intermediates	122	78
Other Activities [1]	(25)	(26)

Total	304	242

1 Other Activities primarily includes corporate selling, general and administrative expenses and the results from captive insurance companies.
2 See Table 7 for details.
3 Excludes accelerated depreciation and amortization associated with plant closures included in Other Charges and Other Adjustments above. See Table 1A for details.
4 The company’s Ibn Sina investment is now included in the Advanced Engineered Materials segment using the equity method of accounting. These results were previously reported in the Acetyl Intermediates segment using the cost method of accounting. Amounts have been retrospectively adjusted to reflect these changes.

Table 1A
Reconciliation of Consolidated Net Earnings (Loss) to Operating EBITDA -
a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended
	March 31,
(in $ millions)	2011	2010

		As Adjusted[2]
Net earnings (loss) attributable to Celanese Corporation	142	14
(Earnings) loss from discontinued operations	(4)	(1)
Interest income	(1)	(1)
Interest expense	55	49
Income tax provision (benefit)	42	(20)
Depreciation and amortization expense[3]	66	66
Other charges (gains), net [1]	(3)	77
Other adjustments [1]	7	58

Operating EBITDA	304	242

Detail by Segment
Advanced Engineered Materials	104	107
Consumer Specialties	68	61
Industrial Specialties	35	22
Acetyl Intermediates	122	78
Other Activities [4]	(25)	(26)

Operating EBITDA	304	242

1 See Table 7 for details.
2 The company’s Ibn Sina investment is now included in the Advanced Engineered Materials segment using the equity method of accounting. These results were previously reported in the Acetyl Intermediates segment using the cost method of accounting. Amounts have been retrospectively adjusted to reflect these changes.
3 Excludes accelerated depreciation and amortization associated with plant closures as detailed in the table below and included in Other adjustments above.

	Three Months Ended
	March 31,
(in $ millions)	2011	2010

Advanced Engineered Materials	2	3
Consumer Specialties	4	-
Industrial Specialties	-	-
Acetyl Intermediates	-	20
Other Activities [4]	-	-

Accelerated depreciation and amortization	6	23

Depreciation and amortization expense[3]	66	66

Total depreciation and amortization	72	89

4 Other Activities primarily includes corporate selling, general and administrative expenses and the results from captive insurance companies.

Table 2
Factors Affecting Business Segment Net Sales - Unaudited
Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010

	Volume	Price	Currency	Other		Total

Advanced Engineered Materials	6%	8%	-1%	3%	[1]	16%
Consumer Specialties	10%	4%	0%	-2%	[2]	12%
Industrial Specialties	8%	13%	-1%	0%		20%
Acetyl Intermediates	0%	12%	0%	0%		12%
Total Company	4%	11%	-1%	0%	[3]	14%

1  2011 includes the effects of the two product lines acquired from DuPont Performance Polymers (acquired in May 2010).
2  Includes the impact of fluctuations in intersegment sales.
3  Includes the effects of the captive insurance companies and the impact of fluctuations in intersegment eliminations.
Table 3
Cash Flow Information - Unaudited

	Three Months Ended
	March 31,
(in $ millions)	2011	2010

Net cash provided by operating activities	132	55
Net cash provided by (used in) investing activities [1]	(151)	(132)
Net cash used in financing activities	(11)	(15)
Exchange rate effects on cash	12	(23)
Cash and cash equivalents at beginning of period	740	1,254

Cash and cash equivalents at end of period	722	1,139

1  2011 and 2010 include $54 and $85 million, respectively, of capital expenditures related to the Ticona Kelsterbach plant relocation.
Table 4
Cash Dividends Received - Unaudited

	Three Months Ended
	March 31,
(in $ millions)	2011	2010

		As Adjusted[1]
Dividends from equity investments	73	57
Dividends from cost investments	-	-

Total	73	57

1  The company’s Ibn Sina investment is now included in the Advanced Engineered Materials segment using the equity method of accounting. These results were previously reported in the Acetyl Intermediates segment using the cost method of accounting. Amounts have been retrospectively adjusted to reflect these changes.

Page12 of 15

Table 5
Net Debt - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

	As of	As of
	March 31,	December 31,
(in $ millions)	2011	2010

Short-term borrowings and current installments of long-term debt - third party and affiliates	219	228
Long-term debt	3,003	2,990

Total debt	3,222	3,218
Less: Cash and cash equivalents	722	740

Net Debt	2,500	2,478

Table 6
Adjusted Earnings (Loss) Per Share - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended
	March 31,
(in $ millions, except per share data)	2011		2010
				As Adjusted[4]
		per		per
		share		share

Earnings (loss) from continuing operations	138	0.87	13	0.06
Deduct Income tax (provision) benefit	(42)		20

Earnings (loss) from continuing operations before tax	180		(7)
Other charges and other adjustments [1]	4		135
Adjusted earnings (loss) from continuing operations before tax	184		128
Income tax (provision) benefit on adjusted earnings [2]	(31)		(26)
Less: Noncontrolling interests	-		-

Adjusted earnings (loss) from continuing operations	153	0.96	102	0.64

Diluted shares (in millions)[3]

Weighted average shares outstanding	156.0	150.3
Assumed conversion of preferred stock	-	6.3
Dilutive restricted stock units	0.7	0.4
Dilutive stock options	2.0	1.9

Total diluted shares	158.7	158.9

1 See Table 7 for details.
2 The adjusted effective tax rate is 17% and 20% for the three months ended March 31, 2011 and 2010, respectively.
3 Potentially dilutive shares are included in the adjusted earnings per share calculation when adjusted earnings are positive.
4 The company’s Ibn Sina investment is now included in the Advanced Engineered Materials segment using the equity method of accounting. These results were previously reported in the Acetyl Intermediates segment using the cost method of accounting. Amounts have been retrospectively adjusted to reflect these changes.

Table 7
Other Charges and Other Adjustments - Reconciliation of a Non-U.S. GAAP Measure - Unaudited
Other Charges:

	Three Months Ended
	March 31,
(in $ millions)	2011	2010

Employee termination benefits	4	5
Ticona Kelsterbach plant relocation	13	6
Plumbing actions	-	(12)
Asset impairments	-	72
Resolution of commercial disputes	(20)	6

Total	(3)	77

Other Adjustments: [1]
	Three Months Ended		Income
	March 31,		Statement
(in $ millions)	2011	2010	Classification

Business optimization	3	4	Cost of sales / SG&A
Ticona Kelsterbach plant relocation	(3)	-	Cost of sales
Plant closures	6	9	Cost of sales / SG&A
Contract termination	-	22	Cost of sales
(Gain) loss on disposition of assets	1	-	(Gain) loss on disposition
Write-off of other productive assets	-	17	Cost of sales
Other	-	6	Various

Total	7	58

Total other charges and other adjustments	4	135

1 These items are included in net earnings but not included in other charges.

Table 8
Equity Affiliate Results and Reconciliation of Operating Profit to Affiliate EBITDA -
a Non-U.S. GAAP Measure - Total - Unaudited

	Three Months Ended
(in $ millions)	March 31,
	2011	2010

		As Adjusted[4]
Net Sales
Ticona Affiliates - Asia[1]	411	371
Ticona Affiliates - Middle East[2]	265	257
Infraserv Affiliates[3]	507	530

Total	1,183	1,158

Operating Profit
Ticona Affiliates - Asia[1]	43	65
Ticona Affiliates - Middle East[2]	102	114
Infraserv Affiliates[3]	33	20

Total	178	199

Depreciation and Amortization
Ticona Affiliates - Asia[1]	22	21
Ticona Affiliates - Middle East[2]	12	6
Infraserv Affiliates[3]	26	26

Total	60	53

Affiliate EBITDA
Ticona Affiliates - Asia[1]	65	86
Ticona Affiliates - Middle East[2]	114	120
Infraserv Affiliates[3]	59	46

Total	238	252

Net Income
Ticona Affiliates - Asia[1]	27	44
Ticona Affiliates - Middle East[2]	90	104
Infraserv Affiliates[3]	27	15

Total	144	163

Net Debt
Ticona Affiliates - Asia[1]	85	144
Ticona Affiliates - Middle East[2]	(89)	(76)
Infraserv Affiliates[3]	318	447

Total	314	515

1 Ticona Affiliates - Asia accounted for using the equity method includes Polyplastics (45%), Korean Engineering Plastics (50%), Fortron Industries (50%), Una SA (50%).
2 Ticona Affiliates - Middle East accounted for using the equity method includes National Methanol Company (IBN Sina) (25%).
3 Infraserv Affiliates accounted for using the equity method includes Infraserv Hoechst (32%), Infraserv Gendorf (39%) and Infraserv Knapsack (27%).
4 The company’s Ibn Sina investment is now included in the Advanced Engineered Materials segment using the equity method of accounting. These results were previously reported in the Acetyl Intermediates segment using the cost method of accounting. Amounts have been retrospectively adjusted to reflect these changes.

Table 8 (continued)
Equity Affiliate Results and Reconciliation of Proportional Operating Profit to Proportional Affiliate EBITDA - a Non-U.S. GAAP Measure - Celanese Proportional Share - Unaudited4

	Three Months Ended
(in $ millions)	March 31,

	2011	2010

		As Adjusted[5]
Proportional Net Sales
Ticona Affiliates - Asia[1]	190	171
Ticona Affiliates - Middle East[2]	66	64
Infraserv Affiliates[3]	166	174

Total	422	409

Proportional Operating Profit
Ticona Affiliates - Asia[1]	20	30
Ticona Affiliates - Middle East[2]	26	28
Infraserv Affiliates[3]	10	7

Total	56	65

Proportional Depreciation and Amortization
Ticona Affiliates - Asia[1]	10	10
Ticona Affiliates - Middle East[2]	3	2
Infraserv Affiliates[3]	9	8

Total	22	20

Proportional Affiliate EBITDA
Ticona Affiliates - Asia[1]	30	40
Ticona Affiliates - Middle East[2]	29	30
Infraserv Affiliates[3]	19	15

Total	78	85

Equity in net earnings of affiliates (as reported on the Income Statement)
Ticona Affiliates - Asia[1]	13	21
Ticona Affiliates - Middle East[2]	21	23
Infraserv Affiliates[3]	9	5

Total	43	49

Proportional Affiliate EBITDA in excess of Equity in net earnings of affiliates
Ticona Affiliates - Asia[1]	17	19
Ticona Affiliates - Middle East[2]	8	7
Infraserv Affiliates[3]	10	10

Total	35	36

Proportional Net Debt
Ticona Affiliates - Asia[1]	39	65
Ticona Affiliates - Middle East[2]	(22)	(19)
Infraserv Affiliates[3]	105	147

Total	122	193

1 Ticona Affiliates - Asia accounted for using the equity method includes Polyplastics (45%), Korean Engineering Plastics (50%), Fortron Industries (50%), Una SA (50%).
2 Ticona Affiliates - Middle East accounted for using the equity method includes National Methanol Company (IBN Sina) (25%).
3 Infraserv Affiliates accounted for using the equity method includes Infraserv Hoechst (32%), Infraserv Gendorf (39%) and Infraserv Knapsack (27%).
4 Calculated by multiplying each affiliate’s total share amount by Celanese’s respective ownership percentage, netted by reporting category.
5 The company’s Ibn Sina investment is now included in the Advanced Engineered Materials segment using the equity method of accounting. These results were previously reported in the Acetyl Intermediates segment using the cost method of accounting. Amounts have been retrospectively adjusted to reflect these changes.